Exhibit 10.34

FORM OF STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of                              , 200   (the “Grant Date”) is made by and between Visant Holding Corp. (formerly known as Jostens Holding Corp.), a Delaware corporation (hereinafter referred to as the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or a Subsidiary or Affiliate of the Company, hereinafter referred to as the “Optionee”.  Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the Plan (as hereinafter defined).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee, appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1.                                   - Cause

“Cause” shall mean “Cause” as such term may be defined in any employment agreement between the Optionee and the Company or any of its Subsidiaries or Affiliates (the “Employment Agreement”), or, if there is no such Employment Agreement, “Cause” shall mean (i) the Optionee’s willful and continued failure to perform his or her material duties with respect to the Company or it subsidiaries which continues beyond ten (10) days after a written demand for substantial performance is delivered to the Optionee by the Company (the “Cure Period”), (ii) the willful or intentional engaging by the Optionee in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Investors or their respective Affiliates, (iii) the commission by the Optionee of a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, or (iv) a material breach of by the Optionee of this Agreement or other agreements, including, without limitation, engaging in any action in breach of restrictive covenants, herein or therein, that continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).

Section 1.2.                                   - Change in Control

“Change in Control” means (i) the sale (in one transaction or a series of transactions) of all or substantially all of the assets of the Company to an Unaffiliated Person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of the Company being held by an Unaffiliated Person; (iii) a merger, consolidation, recapitalization or reorganization of the Company with or into an Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of the Investors, or any member or members of the Investors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company).  For purposes of this definition, the term “Unaffiliated Person” means any Person or Group who is not (x) an Investor or any member of the Investors, (y) an Affiliate of any Investor or any member of any Investor, or (z) an entity in which any Investor, or any member of any Investor holds, directly or indirectly, a majority of the economic interests in such entity.

Section 1.3.                                   - Committee

“Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

Section 1.4.                                   – EBITDA

“EBITDA” for any period shall mean the consolidated net income of Jostens, Inc., a Delaware corporation and wholly owned Subsidiary of the Company (“Jostens”), for such period, adjusted, as applicable, by the following items (without duplication, to the extent deducted or added in calculating consolidated net income):

(a)          provision for income taxes (or income tax benefit),

(b)         net interest expense (including the cost of any surety bonds and net of any net gain or loss resulting from hedging obligations),

(c)          depreciation and amortization expense,

(d)         expenses or charges related to any equity or debt offering, recapitalization, acquisition, or disposition,

(e)          restructuring charges, including any one-time costs related to the closure and/or consolidation of facilities, and

(f)            other non-cash and/or one-time charges (or credits), excluding any such charge or credit that represents an accrual or reserve (or reversal of an accrual or reserve) for a cash expenditure for a future period; and

(g)         expenses related to management, monitoring, consulting and advisory fees and related expenses paid to either Fusion and its Affiliates or the DLJMB Funds.

The Board of Directors may adjust the calculation of EBITDA above to reflect acquisitions, divestitures, unexpected large capital expenditures or other unanticipated occurrences or conditions which they in good faith determine require adjustment of EBITDA in order to be consistent with the financial case used to establish the performance targets. Without limitation to the foregoing, Annual Performance Targets and Cumulative Performance Targets may be fairly and appropriately adjusted by the Board of Directors, in consultation with the Chief Executive Officer of the Company, for synergies, as fairly and appropriately identified by the Chief Executive Officer of the Company and approved by the Committee and reflected in the books and records of the Company.  In the event that the foregoing action is taken, such adjustment shall be only the amount deemed reasonably necessary by the Board of Directors, in the exercise of its good faith judgment, after consultation with the Company’s accountants, to accurately reflect the direct and measurable effect such synergies have on such Annual Performance Targets and Cumulative Performance Targets.  The Board’s determination of such necessary adjustment shall be made within 60 days following the conclusion of the audit for the respective fiscal year, and shall be based on the Company’s accounting as set forth in its books and records and on the financial case used to establish the Annual Performance Targets.

Section 1.5.                                   - Fiscal Year

“Fiscal Year” shall mean each fiscal year of the Company.

Section 1.6.                                   – Good Reason

“Good Reason” shall mean “Good Reason” as such term is defined in the Employment Agreement, or if there is no such Employment Agreement, “Good Reason” shall mean (i) a reduction in the Optionee’s base salary or annual incentive compensation (other than a general reduction in base salary that affects all members of senior management in substantially the same proportions, provided that the Optionee’s base salary is not reduced by more than 10%); (ii) a substantial reduction in the Optionee’s duties and responsibilities; or (iii) a transfer of the Optionee’s primary workplace by more than fifty miles from the current workplace, and provided, further, that “Good Reason” shall cease to exist for any such event on the 60th day following the later of its occurrence or the Optionee’s knowledge thereof, unless the Optionee has given the Company written notice thereof prior to such date.

Section 1.7.                                   - Investors

“Investors” means Fusion Acquisition LLC, a Delaware limited liability company (“Fusion”), and DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P (collectively, the “DLJMB Funds”).

Section 1.8.                                   - Management Stockholder’s Agreement

“Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement dated as of March 17, 2005 between the Optionee and the Company.

Section 1.9.                                   - Option

“Option” shall mean the Performance Option granted under Section 2.1 of this Agreement.

Section 1.10.                             - Permanent Disability

“Permanent Disability” shall mean “Disability” as such term is defined in the Employment Agreement, or if there is no such Employment Agreement, “Permanent Disability” shall mean the Optionee becoming physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any eighteen (18) consecutive month period to perform substantially all of the material elements of the Optionee’s duties with the Company or any Subsidiary or Affiliate thereof.  Any question as to the existence of the Permanent Disability of the Optionee as to which the Optionee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Optionee and the Company.  If the Optionee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Permanent Disability made in writing to the Company and the Optionee shall be final and conclusive for all purposes of this Agreement (such inability is hereinafter referred to as “Permanent Disability” or being “Permanently Disabled”).

Section 1.11.                             - Performance Option

“Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Performance Option.

Section 1.12.                             - Plan

“Plan” shall mean the Second Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Its Subsidiaries, as amended and in effect from time to time.

Section 1.13.                             - Secretary

“Secretary” shall mean the Secretary of the Company.

ARTICLE II

GRANT OF OPTIONS

Section 2.1.                                   - Grant of Options

For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee a Performance Option to purchase any part or all of an aggregate of the number of shares set forth on the signature page hereof of its Common Stock upon the terms and conditions set forth in this Agreement.

Section 2.2.                                   - Exercise Price

Subject to Section 2.4, the exercise price of the shares of Common Stock covered by the Option shall be $              per share (the “Base Price”) without commission or other charge (which is the Fair Market Value per share of the Common Stock on the Grant Date).

Section 2.3.                                   - No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with the Company or offer letter provided by the Company to the Optionee.

Section 2.4.                                   - Adjustments to Option

Subject to Sections 8 and 9 of the Plan, in the event that the outstanding shares of the stock subject to the Option, are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other securities by reason of a merger, consolidation, recapitalization, reclassification, stock split, spin-off, stock dividend, combination of shares, or other corporate event, the Committee shall make, as appropriate and equitable, an adjustment in the number and kind of shares and/or the amount of consideration as to which or for which, as the case may be, such Option, or portions thereof then unexercised, shall be exercisable, and the Committee may, as it deems in good faith appropriate and equitable, pay to the Optionee an amount in respect of the shares of Common Stock subject to the Option, with such conditions or limitations as the Committee may deem in good faith to be reasonable and necessary to preserve the economic value of the Option.  Any such adjustment made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1.                                   - Commencement of Exercisability

(a)                                  Performance Option.

(i)                                     The Performance Option shall become vested and exercisable as to 100% of the shares subject to such Option on ___________  __, 20___ provided, however, that the vesting and exercisability of the Performance Option will be accelerated pursuant to the following schedule, if and only to the extent that the Company achieves the applicable annual performance targets for each of Jostens’ Fiscal Years _____ through _____ set forth in the schedule attached hereto as Schedule A, in respect of which the applicable percentage of the Performance Option may become vested and exercisable (each, an “Annual Performance Target”):

Date Performance Option becomes Vested and Exercisable	Cumulative Percentage of Performance Option that is Vested and Exercisable
Last Day of Fiscal Year 200	25%
Last Day of Fiscal Year 200	50%
Last Day of Fiscal Year 200	75%
Last Day of Fiscal Year 200	90%
Last Day of Fiscal Year 200	100%

In the event that an Annual Performance Target is not achieved in a particular Fiscal Year (any such year, a “Missed Year”), if and only to the extent that performance of the Company in any subsequent Fiscal Year satisfies the Cumulative Performance Targets (as set forth in Schedule A) applicable to any such subsequent Fiscal Year, then the applicable percentage of the Performance Option that was scheduled to become vested and exercisable in respect of such Missed Year shall become vested and exercisable as of the end of the Fiscal Year in respect of which the Cumulative Performance Targets are achieved.

(ii)                                  In the event that the Optionee’s employment with the Company terminates for any reason (other than for Cause by the Company) after the end of a particular Fiscal Year but before the Determination Date (as defined below) in respect of such year, if the Annual Performance Targets applicable to such Fiscal Year are determined to have been achieved upon the Determination Date, then the percentage of the Performance Option that would otherwise be vested and exercisable in respect of such prior Fiscal Year in accordance with the schedule set forth in Section 3.1(a)(i) above shall be deemed to have been vested and exercisable immediately prior to the date of termination of the Optionee’s employment with the Company.

(b)                                 Effect of Change in Control on Option Vesting Schedules.   Notwithstanding the provisions of Section 3.1(a), any unvested portion of the Performance Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable), if either (x) the applicable Annual Performance Targets have been achieved for each of the Fiscal Years occurring prior to the Fiscal Year in which the Change in Control occurs (either at such time(s) as determined pursuant to Section 3.1(a)(ii) above or on a “catch-up” basis or (y) as a result of the Change in Control, (A) Fusion or its Affiliates achieves a gross internal rate of return on its equity investment in the Company of not less than 25% (on a fully diluted basis, assuming the inclusion of all shares of Common Stock underlying all Performance Options), as determined in good faith by Kohlberg Kravis Roberts & Co. L.P. (“KKR”) or its Affiliates, as applicable, and consistent with the past practice of KKR or its Affiliates, as applicable, and (B) Fusion or its Affiliates earns at least 3.0 times the Base Price for each share of Common Stock held by it immediately prior to the Change in Control (as determined in good faith by KKR or its Affiliates, as applicable, and consistent with the past practice of KKR or its Affiliates, as applicable).   In connection with the determination under Section 3.1(b)(ii)(x), above, if a Change in Control occurs during a Fiscal Year, the Board shall determine in good faith what percentage of the Performance Option will become vested and exercisable in connection with the Change in Control based upon quarterly performance targets measuring EBITDA over the trailing twelve month period.  Further, in connection with the determination under Section 3.1(b)(ii)(y), above, in the event that Fusion or its Affiliates disposes of all Common Stock held (directly or indirectly) by it prior to the occurrence of a Change in Control, all references to “Fusion” or “KKR” set forth in clause (y) above shall instead refer to the DLJMB Funds.

(c)                                  Determination Date.  The determination of whether and to what extent any Annual Performance Target(s) and/or Cumulative Performance Target(s) is/are achieved shall be made by the Board (or a designated committee thereof) at such time as the financial statements in respect of the applicable Fiscal Year are completed (the date on which such determination is made, the “Determination Date”).

(d)                                 Effect of Termination of Employment on Option Vesting Schedule.  Notwithstanding the foregoing, no Option shall become exercisable as to any additional shares of Common Stock (which does not otherwise become exercisable in accordance with Section 3.1(a) above following the termination of employment of the Optionee for any reason and any Option, which is unexercisable as of the Optionee’s termination of employment, shall be immediately cancelled without payment therefor.

Section 3.2.                                   – Expiration of Option

Except as otherwise provided in Section 5 or 6 of the Management Stockholder’s Agreement, the Optionee may not exercise the Option to any extent after the first to occur of the following events:

(a)                                  The tenth anniversary of the Grant Date;

(b)                                 The first anniversary of the date of the Optionee’s termination of employment, if the Optionee’s employment is terminated by reason of death or Permanent Disability;

(c)                                  Immediately upon the date of the Optionee’s termination of employment by the Company or its Subsidiaries or Affiliates for Cause;

(d)                                 Ninety (90) days after the date of an Optionee’s termination of employment by the Company or any of its Subsidiaries or Affiliates without Cause (for any reason other than as set forth in Section 3.2(b));

(e)                                  Ninety (90) days after the date of an Optionee’s termination of employment with the Company or any of its subsidiaries or affiliates by the Optionee with Good Reason;

(f)                                    Immediately upon the date of an Optionee’s termination of employment with the Company or any of its subsidiaries or affiliates by the Optionee without Good Reason;

(g)                                 The date the Option is terminated pursuant to Section 5 or 6 of the Management Stockholder’s Agreement; or

(h)                                 At the discretion of the Company, if the Committee so determines pursuant to Section 9 of the Plan, the effective date of either the merger or consolidation of the Company into another Person, or the exchange or acquisition by another Person of all or substantially all of the Company’s assets or 80% or more of its then outstanding voting stock, or the recapitalization, reclassification, liquidation, dissolution or other corporate event of the Company after (x) ten (10) days prior written notice to the Optionee that the Company intends to exercise such discretion and an opportunity for the Optionee to exercise his Options (whether or not then otherwise vested and exercisable), (y) payment to the Optionee in respect of the termination of his Options, or (z) an opportunity for the Executive to convert his Options into new options to purchase voting securities of the surviving or parent entity, in connection with such transaction.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1.                                   – Person Eligible to Exercise

Except as otherwise provided in the Management Stockholder’s Agreement, during the lifetime of the Optionee, only he may exercise an Option or any portion thereof.  After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2.                                   – Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3.                                   – Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a)                                  Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)                                 Full payment (in cash or by check or by a combination thereof) for the shares with respect to which such Option or portion thereof is exercised;

(c)                                  A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations;

(d)                                 Full payment to the Company of all amounts which, under federal, state or local law, it is required to withhold upon exercise of the Option; and

(e)                                  In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such shares.  Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (c) above and the agreements herein. The written representation and agreement referred to in subsection (c) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4.                                   – Conditions to Issuance of Stock Certificates

The shares of stock deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company.  Such shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a)                                  The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable; and

The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5.                                   – Rights as Stockholder

Except as otherwise provided in Section 2.4 of this Agreement, the holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such shares shall have been issued by the Company to such holder.

ARTICLE V

MISCELLANEOUS

Section 5.1.                                   – Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2.                                   – Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3.                                   – Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him.  Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3.  Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.4.                                   – Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.  The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5.                                   – Applicability of Plan and Management Stockholder’s Agreement

The Option and the shares of Common Stock issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan and the Management Stockholder’s Agreement, to the extent applicable to the Option and such shares.  In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.  In the event of any conflict between this Agreement or the Plan and the Management Stockholder’s Agreement, the terms of the Management Stockholder’s Agreement shall control.

Section 5.6.                                   – Amendment

This Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7.                                   – Governing Law

The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.8.                                   – Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator.  Such arbitration process shall take place within 100 miles of the New York City metropolitan area.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator.  Notwithstanding anything herein to the contrary, if the Employment Agreement contains a similar provision relating to arbitration and/or dispute resolution, such provision in the Employment Agreement shall govern any controversy hereunder.

[Signatures on next page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

VISANT HOLDING CORP.

By:
Name:
Title:

OPTIONEE:

Name:

ADDRESS:

Aggregate number of shares of Common Stock for which the Performance Option granted hereunder is exercisable (100% of number of shares):

Base Price:	$ per share

Grant Date:	, 200